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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2004

AVALONBAY COMMUNITIES, INC.
(Exact Name of Registrant as Specified in Charter)

MARYLAND (State or Other Jurisdiction of Incorporation)	1-12672 (Commission File Number)	77-0404318 (IRS Employer Identification No.)
2900 EISENHOWER AVENUE, SUITE 300, ALEXANDRIA, VIRGINIA 22314 (Address of Principal Executive Offices) (Zip Code)
(703) 329-6300 (Registrant's Telephone Number, Including Area Code)

Item 5. Other Events.

        AvalonBay Communities, Inc. ("AvalonBay") intends to engage in discussions with a number of institutional investors, primarily pension funds, regarding the possible formation of an investment vehicle (the "Fund") that will acquire and operate apartment communities. Although there can be no assurance when or if the Fund will be formed, it is presently anticipated that, if formed, the Fund:

  •
  would generally serve, for a period of three years from the date of its final closing or until a significant portion of its committed capital is invested, as the exclusive vehicle through which AvalonBay would acquire apartment communities, subject to certain exceptions, including, among others, significant individual asset and portfolio acquisitions, properties acquired in tax-deferred transactions, and acquisitions that are inadvisable or inappropriate for the Fund, if any;

  •
  would not restrict AvalonBay's development activities, which would not be a part of the Fund;

  •
  would have aggregate capital commitments of approximately $250 million, of which AvalonBay would commit approximately 20% of the total;

  •
  would have available for investment, including equity and debt financing, approximately $715 million; and

  •
  would terminate after a term of eight years (subject to two one-year extensions).

        This report does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Fund or AvalonBay and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful. The securities of the Fund, if offered or sold, will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

        AvalonBay intends to present information to prospective investors in the Fund regarding AvalonBay's historical property acquisition track record. AvalonBay believes that the historical and current performance of properties acquired by AvalonBay that may be disclosed is not materially different than the performance presented with respect to properties that have previously been disposed of by AvalonBay as reported in supplemental Attachment 13 to AvalonBay's January 21, 2004 earnings release.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.
Dated: February 13, 2004	By:	/s/ THOMAS J. SARGEANT Name: Thomas J. Sargeant Title: Chief Financial Officer

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SIGNATURES